UNITED STATES SECURITIES AND EXCHANGE COMMISSION, Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 1, 2007
Date of Earliest Event Reported: January 2, 2007

Fresh Harvest Products, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	000-24189	33-1130446
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

280 Madison Avenue, Suite 1005 New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrants’ telephone number: (212) 889-5904
N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR  230.425)

[     ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

[     ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR

     240.14d-2(b))

[     ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange  Act (17 CFR

       240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 2, 2007, Fresh Harvest Products, Inc. (the “Company”) entered into several agreements with Platinum Funding Services LLC (“Platinum”) whereby Platinum will purchase the Company’s accounts receivable in factoring transactions. The term of each agreement is two years.

Pursuant to the agreements, Platinum will purchase certain accounts receivables (approved by Platinum) from the Company at the face value of the individual accounts receivable. Platinum will advance to the Company 75% of the face amount of each of the accounts receivable it elects to purchase. The 25% balance payable after collection by Platinum subject to collectability and other conditions.  The Company is required to deliver to Platinum for purchase no less than $300,000 in approved (by Platinum) accounts receivable per quarter of the term of the agreement (“Term Quarter”). Based upon this quarterly minimum of delivered (and purchased by Platinum) approved accounts receivable, Platinum will earn a fee and will have its expenses reimbursed. Generally, the fee is determined as follows:  For invoices paid within 30 days, the Purchase Price shall be 97.50% of the amount of the Accounts Receivable and the discount thereafter shall be 2.5%; and for invoices paid everyday 10 days thereafter the fee increases by approximately 0.84%., with a maximum discount (or fee) of 15%, for invoices paid in 90 days or over.  In addition, the agreement calls for the Company to pay   Platinum certain minimum fees (based upon certain fee formulas) in the event of the following:

•

if the approved accounts receivable delivered during any Term Quarter is less than minimum $300,000, the Seller shall pay to Platinum a Minimum Fee on account of such Term Quarter. Such Minimum Fee shall be equal to the product of (i) the actual aggregate fees earned by Platinum from the purchase of Accounts Receivable from Seller for the applicable Term Quarter (or then expired portion thereof) (the "Partial Fee") and (ii) a fraction, the numerator of which is the Quarterly Base Sales Amount and the denominator of which is the actual aggregate amount of Accounts Receivable theretofore delivered by Seller in such Term Quarter, less (iii) the Partial Fee.

•

if the approved accounts receivable delivered during any Term Quarter is $0, the Seller shall pay to Platinum in respect of such Term Quarter a Minimum Fee equal to the product of (i) the Quarterly Base Sales Amount and (ii) a fraction, the numerator of which is the aggregate Fees theretofore earned by Platinum pursuant to this Factoring Agreement and the denominator of which is the actual aggregate amount of Accounts Receivable theretofore purchased by Platinum pursuant to this Factoring Agreement.

•

if the approved accounts receivable delivered during the term of the entire agreement, or any extension thereof, is $0, the Seller shall pay to Platinum a Minimum Fee equal to the product of (i) the minimum Discount as set forth in the

Fee and Reimbursements Schedule of the Purchase and Sale Agreement, and (ii) the total amount of approved Accounts Receivable committed by Seller to be delivered to Platinum under this Factoring Agreement (a "No Delivery Fee").

In addition to the factoring arrangement, the Company and Platinum entered into a Funding Agreement whereby Platinum arranged to provide the Company with Letters of Credit necessary for the Company to acquire the goods required to fulfill outstanding purchase orders. As of the date hereof, Platinum has opened a Letter of Credit on behalf of the Company in the amount of CAD$140,294.64 (approximately US$121,300) for the benefit of the Company’s third party manufacturer. Platinum has agreed to provide, at any one time, up to US$150,000 through letter of credit financing for the transactions contemplated by the subject agreements. Pursuant to the Funding Agreement, the Company will pay Platinum 3.5% of the Letter of Credit amount for the first 30 days, thereafter the Company has agreed to pay Platinum 1.0% of the Letter of Credit amount for each additional 10 day period the Letter of Credit is outstanding beyond the initial 30 day period. In addition, the Company will reimburse Platinum for expenses incurred.

As a condition precedent to the obligation of Platinum entering into the various agreements and arrangements with the Company, both its President (CEO) and its COO were required to provide Platinum separate Performance Guarantees guarantying (a) the due and punctual performance by the Company of the representations contained in the agreements (b) the payment (and not merely the collectability) of any loss, liability or expense incurred by Platinum in the event any one or more of the representations is untrue in any respect or fail to be performed and (c) the payment (and not merely the collectability) of any other obligation owed by the Company to Platinum of any nature.

Copies of the agreements related to the above are attached as exhibits hereto. The foregoing descriptions of the subject factoring and lending arrangements are qualified in each’s entirety by reference to the full text of each exhibit, respectively.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits.

99.1	Corporate Certificate
99.2	Factoring Agreement between Platinum Funding Services LLC and the Registrant effective January 2, 2007
99.3	Funding Agreement between Platinum Funding Services LLC and the Registrant effective January 2, 2007
99.4	Performance Guaranty between Platinum Funding Services LL C and Michael Friedman
99.5	Performance Guaranty between Platinum Funding Services LLC and Dominick Cingari
99.6	Right of Set-Off Letter dated January 2, 2007
99.7	Security Agreement between Platinum Funding Services LLC and the Registrant effective January 2, 2007

SIGNATURES.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Fresh Harvest Products, Inc.

Date: February 1, 2007	By: /s/ Michael Jordan Friedman
Michael Jordan Friedman
President, Chief Executive Officer and Chairman of the Board of Directors